SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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BANKUNITED FINANCIAL CORPORATION

(Name of Registrant as Specified in Its Articles of Incorporation)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

FOR MONDAY, JANUARY 24, 2005

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of BankUnited Financial Corporation, a Florida corporation (the “Company”) will be held at the Omni Colonnade Hotel, 180 Aragon Avenue, Coral Gables, Florida on Monday, January 24, 2005 at 11:00 a.m., for the following purposes:

(1) To elect three Class III directors to serve until 2008, to elect one Class I director to serve until 2006 and to elect two Class II directors to serve until 2007; and

(2) To transact such other business as may properly come before the Annual Meeting and any postponements or adjournments thereof.

Pursuant to the Company’s Bylaws, the Company’s Board of Directors has fixed the close of business on December 3, 2004 as the record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting.

By Order of the Board of Directors

LAWRENCE H. BLUM
Secretary

Coral Gables, Florida

December 17, 2004

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE ANNUAL MEETING, PLEASE SIGN, DATE AND COMPLETE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH DOES NOT REQUIRE POSTAGE IF MAILED IN THE UNITED STATES.

BANKUNITED FINANCIAL CORPORATION

255 Alhambra Circle • Coral Gables, Florida 33134

Telephone: (305) 569-2000

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

to be held at 11:00 a.m. on Monday, January 24, 2005

at the Omni Colonnade Hotel

180 Aragon Avenue

Coral Gables, Florida

INTRODUCTION

This Proxy Statement is furnished to stockholders of BankUnited Financial Corporation, a Florida corporation (the “Company”) in connection with the solicitation of proxies for the annual meeting of stockholders to be held on January 24, 2005 (the “Annual Meeting”). The Company’s Board of Directors (the “Board” or “Board of Directors”) is soliciting proxies for use at the Annual Meeting and at any postponements or adjournments thereof. This Proxy Statement describes the matters to be considered at the Annual Meeting and, together with the proxy card and accompanying reports, will be mailed to the Company’s stockholders on or about December 23, 2004.

VOTING AND SOLICITATION OF PROXIES

Use of Proxies at the Annual Meeting

Proxies which are received by the Company prior to the Annual Meeting and not revoked prior to use will be voted at the Annual Meeting as instructed thereon. Proxies must be in the accompanying form and properly executed. Executed proxies with no instructions indicated thereon will be voted FOR the election of three Class III directors, one Class I director and two Class II directors as described below under “Election of Directors.”

The Company has not received notice of any stockholder proposals to be presented at the Annual Meeting prior to the deadline for submission of such proposals as indicated in the Company’s Proxy Statement delivered for last year’s annual meeting or in accordance with any applicable state or federal laws. The Board of Directors knows of no matters that are to be presented for consideration at the Annual Meeting other than those described in this Proxy Statement. If other matters are properly presented, it is the intention of the persons designated as proxies on the enclosed proxy card to vote as proxies on such matters in accordance with their judgment.

Revocation of Proxies

A proxy may be revoked at any time prior to the use of such proxy in voting. Any stockholder may revoke a proxy delivered pursuant to this solicitation by delivery of written notice to the Secretary of the Company, by submission of a later-dated proxy card, or by voting in person at the Annual Meeting.

Record Date; Stockholders Entitled to Vote at Annual Meeting

Holders of record of the Company’s Class A Common Stock, Class B Common Stock and Noncumulative Convertible Preferred Stock, Series B (the “Series B Preferred Stock”) at the close of business on December 3, 2004 (the “Record Date”) are entitled to notice of and to vote together on the proposal submitted to the stockholders at the Annual Meeting and any postponements or adjournments thereof.

Each share of Class A Common Stock is entitled to one-tenth of one vote, each share of Class B Common Stock is entitled to one vote and each share of Series B Preferred Stock is entitled to two and one-half votes. As of the Record Date, 29,786,540 shares of Class A Common Stock, 431,562 shares of Class B Common Stock, and 826,685 shares of Series B Preferred Stock were outstanding.

Quorum; Adjournment; Vote Required for Approval

The presence of a quorum at the Annual Meeting will be necessary for action on the proposal. The presence, in person or by proxy, of shares representing at least a majority of the votes entitled to be cast at the Annual Meeting is necessary to constitute a quorum for the transaction of business at the meeting. Abstentions and broker non-votes are included in the calculation of the number of votes represented at the Annual Meeting for purposes of determining whether a quorum has been achieved. In the event there are not sufficient votes for a quorum, the Annual Meeting may be adjourned from time to time until a quorum is obtained.

Under applicable Florida law and the provisions of the Company’s Articles of Incorporation, as amended, and Bylaws, as amended, the directors nominated for election to the Board, as described under Proposal One, “Election of Directors,” must each be elected by the affirmative vote of a plurality of the votes of the shares present in person or by proxy at the Annual Meeting and entitled to vote. Votes withheld for one or more nominees for director and broker non-votes will not be considered affirmative votes for this purpose. An automated system administered by the Company’s transfer agent will tabulate the votes for the Annual Meeting.

Solicitation

The solicitation of proxies is being made by the Company, and the Company will bear the cost of the solicitation of proxies. In addition to the use of the U.S. mail, directors, officers and regular employees of the Company may solicit proxies personally or by telephone, facsimile or email. Such persons will receive no additional compensation. The Company will pay persons holding Company stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks and other fiduciaries, for the expense of forwarding solicitation materials to their principals.

A copy of the Company’s Summary Annual Report to stockholders and a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2004 (the “Form 10-K”) are being mailed to stockholders with this Proxy Statement. The Form 10-K was filed with the Securities and Exchange Commission (the “SEC”) on December 14, 2004 and includes the Company’s consolidated financial statements for its 2004 fiscal year.

PROPOSAL ONE

ELECTION OF DIRECTORS

The Board of Directors currently consists of 11 members divided among Class I, Class II and Class III. Pursuant to the Company’s Bylaws, the term of each class of directors is three years, with the term of one class expiring at each annual meeting of stockholders. The Board of Directors may elect a new director to the Board during any fiscal year, but that director may serve only until the next annual meeting of stockholders, at which time he or she must be elected by the stockholders in order to continue to serve on the Board.

At the Annual Meeting, the term of the four directors currently serving in Class III will expire. The Corporate Governance and Nominating Committee (the “Nominating Committee”) of the Board of Directors has nominated three of these directors, Allen M. Bernkrant, Alfred R. Camner and Neil H. Messinger, for re-election in Class III to a new term ending 2008, and has nominated one of these directors, Albert E. Smith, for re-election in Class II to a new term ending in 2007, with each member of the Nominating Committee withdrawing and abstaining as to his own nomination, and the Board has ratified the nomination of each of these directors for re-election. Each of these nominees was elected by stockholders at previous annual meetings. In addition, the Nominating Committee has nominated, and the Board of Directors has ratified the nominations of: (i) Mr. Tod Aronovitz, who was appointed by the Board on August 27, 2004, to serve in Class I with a term ending in 2006, and (ii) Ms. Lauren Camner, who was appointed by the Board on August 27, 2004, to serve in Class II with a term ending in 2007.

Information about each nominee for director and each continuing director is provided on the following pages. The shares shown on the enclosed proxy card, if the proxy card is returned properly executed, will be voted for the election of each of the Company’s nominees whose name appears below, unless the proxy card is marked to indicate that authorization is expressly withheld. Each of the nominees for director has consented to being named as a nominee in this Proxy Statement and to serve if elected. If any nominee, however, becomes unavailable for any reason, or if a vacancy occurs before the election (which event is not now anticipated), the shares as to which a proxy is granted will be voted, at the discretion of the proxies, for substitute nominees named by the Board.

The table describes the periods during which each director has served as a director of the Company or BankUnited, FSB (“BankUnited”), a wholly owned subsidiary of the Company. The table also describes the director’s positions and offices, if any, with the Company and BankUnited, and his or her principal occupation or employment for the past five years or more.

Information About the Nominees

Name, Age, Principal Occupation, Directorships and Business Experience	Director Since	If elected, term as a director Expires
The persons nominated as Class III Directors:

Allen M. Bernkrant: Age 74 Director of the Company (1993 to present) and BankUnited (1985 to present); Private investor in Miami, Florida (1990 to present).	1985	2008

Alfred R. Camner (1): Age 60

Director, Chairman of the Board and Chief Executive Officer (1993 to present), President (1993 to 1998, 2001 to 2002) and Chief Operating Officer (2001 to 2002) of the Company; Director, Chairman of the Board and Chief Executive Officer (1984 to present), President (1984 to 1993, 1994 to 1998, 2001 to 2002), and Chief Operating Officer (2001 to 2002) of BankUnited; Senior Managing Director (1996 to present) of Camner, Lipsitz and Poller, Professional Association, attorneys-at-law; General Counsel and one of the principal stockholders of CSF Holdings, Inc. and its subsidiary, Citizens Federal Bank (1973 to 1996); Director, Executive Committee member and one of the principal stockholders of Loan America Financial Corporation (1985 to 1994).

	1984	2008

Neil H. Messinger, M.D.: Age 66 Director of the Company and BankUnited (1996 to present); Radiologist; Chairman of Radiology Associates of South Florida, P.A. (1986 to present); Chairman of Imaging Services of Baptist Hospital (1986 to present).	1996	2008

The person nominated as a Class I director is:

Tod Aronovitz: Age 54

Director of the Company and BankUnited (August 2004 to present); Senior Partner, Aronovitz Trial Lawyers (1988 to present); President, The Florida Bar (2002 to 2003); Member, Florida Bar’s Board of Governors (1996 to 2001); Member, Board of Trustees of Florida Supreme Court Historical Society (2002 to present); Member, House of Delegates American Bar Association (2002 to 2004); Member, Board of Directors, Florida Bar Foundation (2001 to 2004); President, The University of Miami Law School Alumni Association (1990). Mr. Aronovitz was recommended to the Corporate Governance and Nominating Committee as a possible nominee by the Chief Executive Officer.

	2004	2006

Name, Age, Principal Occupation, Directorships and Business Experience	Director Since	If elected, term as a director Expires

The persons nominated as Class II directors are:

Lauren Camner (1): Age 30 Director of the Company (August 2004 to present) and BankUnited (May 2004 to present); Senior Vice President, Investor Relations and Alternative Delivery Channels (November 2004 to present); Vice President, Investors Relations (January 2004 to November 2004); Vice President, Website Manager (January 2000 to November 2004); and Corporate Communications Officer (March 2002 to present); Marketing Specialist (January 1999 to January 2000). Ms. Camner was recommended to the Corporate Governance and Nominating Committee as a possible nominee by a non-management director.	2004	2007

Dr. Albert E. Smith: Age 72 Director of the Company and BankUnited (October 2003 to present); President, Florida Memorial College (1993 to present); President, South Carolina State College (1986 to 1993); Director of the Greater Miami Chamber of Commerce (1997 to present); Member of the Orange Bowl Committee (1997 to present); Vice Chair, Miami-Dade County Social and Economic Development Council (2001 to present); The College Fund/UNCF, Executive Committee (2002 to present), Agenda Committee (1998 to present), and Institutional Directors Committee (1997 to 2002).	2003	2007

(1)	Lauren Camner is the daughter of the Company’s Chairman and Chief Executive Officer, Alfred R. Camner.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF ALL OF THE NOMINEES FOR ELECTION AS DIRECTORS.

Information About the Continuing Members of the Board of Directors

Name, Age, Principal Occupation, Directorships and Business Experience	Director Since	Term as Director Expires
Current Class I directors are:

Marc D. Jacobson: Age 62 Director (1993 to present) and Secretary (1993 to 1997) of the Company; Director (1984 to present) and Secretary (1985 to 1996) of BankUnited; Senior Vice President of Head-Beckham AmerInsurance Agency, Inc., and its predecessor, Head-Beckham Insurance Agency, Inc. (1990 to present).	1984	2006

Hardy C. Katz: Age 63 Director of the Company and BankUnited (March 2002 to present); Vice President of Finance for Communications and Show Management, Inc., a trade show and management company, and Industry Publishers, Inc., a publishing company (1972 to present); Managing Partner, BiZBashFla, LLC, a publishing and trade show company (2003 to present).	2002	2006

Ramiro A. Ortiz: Age 54 Director, President and Chief Operating Officer of the Company and BankUnited (August 2002 to present); Chairman and Chief Executive Officer (July 2002 to August 2002), President (1996 to August 2002), and Executive Vice President of Community Banking (1987 to 1996) of SunTrust Bank, Miami; Chairman of the Greater Miami Chamber of Commerce (2001 to 2002); Campaign Co-Chair of the United Way of Dade County (1999).	2002	2006

Current Class II directors are:

Lawrence H. Blum: Age 61 Director and Vice Chairman of the Board of the Company (1993 to present); Director and Vice Chairman of the Board (1984 to present) and Secretary (September 2002 to present) of the Company and BankUnited; Managing Director (1992 to present) and Partner (1972 to present) of Rachlin, Cohen & Holtz, certified public accountants and consultants.	1984	2007

Sharon A. Brown: Age 60 Director of the Company and BankUnited (January 2003 to present); University of Miami School of Business Administration, Director of Alumni and External Affairs (2002 to 2003), and Assistant Dean for Administration and Development (1992 to 2001); Partner, Coopers and Lybrand, certified public accountants (1979 to 1992).	2003	2007

Information Regarding the Board and its Committees

The Board of Directors held nine regular meetings during the 2004 fiscal year. Each director attended 75% or more of the total number of meetings of the Board and committees on which he or she served. Directors are encouraged to attend the annual meeting of stockholders and nine of the ten directors attended last year’s annual meeting of stockholders. The term of the director who did not attend last year’s annual meeting expired at that meeting. The Board of Directors has established four standing committees: an Executive Committee, an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee.

The Executive Committee is authorized to exercise the powers of the Board of Directors between regular meetings of the Board, to the extent permitted under applicable laws and rules, including the power to formulate plans, policies and programs for the management, operation and development of the Company and BankUnited. Alfred R. Camner, Lawrence H. Blum and Neil H. Messinger serve on the Executive Committee of the Company’s Board. During fiscal 2004, the Company’s Executive Committee held one formal meeting.

The Audit Committee’s responsibility is to monitor and oversee management’s functions with regard to the Company’s internal controls and the financial reporting process and the independent auditors’ performance of an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and the issuance of a report thereon. Allen M. Bernkrant (Chair), Hardy C. Katz and Sharon A. Brown make up the Board’s Audit Committee. The current members of the Audit Committee are not officers or employees of the Company or its subsidiaries, and do not have a relationship which, in the opinion of the Company’s Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board of Directors has also determined that each member of the Audit Committee meets the requirements of applicable laws and regulations, including Rule 4200 of the National Association of Securities Dealers, Inc. listing standards (the “Nasdaq Independence Rule”), regarding “independence” and that Audit Committee member Sharon A. Brown qualifies as an “audit committee financial expert,” as defined under the rules of the SEC. The Audit Committee held fourteen formal meetings in fiscal 2004 and conferred on a regular basis to review interim audit reports. The specific responsibilities and functions of the Audit Committee are delineated in the Audit Committee Charter which was amended and restated in November 2003 and included as an exhibit to the Company’s 2004 Annual Proxy Statement. The Audit Committee Charter is reviewed annually and updated as necessary to reflect changes in regulatory requirements, authoritative guidance and evolving practices.

During fiscal 2004, the Compensation Committee determined and approved the compensation of the Chairman of the Board and Chief Executive Officer, the President and Chief Operating Officer, and the Company’s other executive officers. The members of the Compensation Committee are Hardy C. Katz (Chair), Neil H. Messinger and Allen M. Bernkrant, each of whom is “independent” as defined under the Nasdaq Independence Rule. The Compensation Committee held twelve formal meetings in fiscal 2004. The specific responsibilities and functions of the Compensation Committee are delineated in the Compensation Committee Charter which was adopted in October 2003 and included as an exhibit to the Company’s 2004 Annual Proxy Statement. The Compensation Committee Charter is reviewed annually and updated as necessary to reflect changes in regulatory requirements, authoritative guidance and evolving practices.

The Corporate Governance and Nominating Committee was established by the Board in September 2003. The primary responsibilities of this Committee are to establish criteria for membership on the Board of Directors and evaluate corporate policies relating to the recruitment of Board members, review and make recommendations to the Board regarding the Board’s composition and structure, identify and nominate qualified individuals to become Board members, and develop, implement and monitor policies and procedures regarding principles of corporate governance. The members of the Corporate Governance and Nominating Committee are Neil H. Messinger (Chair) and Allen M. Bernkrant, each of whom is “independent” under the Nasdaq Independence Rule. The specific roles and responsibilities of the Corporate Governance and Nominating Committee are delineated in its charter which was attached as an exhibit to the 2004 Annual Proxy Statement. The Corporate Governance and Nominating Committee recommended the nominees for election as directors and the Board of Directors approved and ratified those recommendations. The Corporate Governance and Nominating Committee held three formal meetings in fiscal 2004.

The charter for each Board committee may be viewed on the Company’s internet website (www.bankunited.com).

The Board of Directors has determined that a majority of its members meets the definition of “independence,” under applicable laws and regulations, including the Nasdaq Independence Rule, and that each such person is free of any relationship that would interfere with his or her exercise of independent judgment. The Board has identified the following directors as “independent”: Allen M. Bernkrant, Neil H. Messinger, Hardy C. Katz, Sharon A. Brown, Albert E. Smith and Tod Aronovitz. Each member of the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee are independent as defined under the Nasdaq Independence Rule.

The Board of Directors has established stock ownership guidelines for its members to ensure that directors’ interests are closely aligned with those of the Company’s stockholders. The guidelines require directors who have served on the Board of Directors for at least two years to own shares of the Company’s Class A Common Stock, Class B Common Stock or Series B Preferred Stock with a fair market value of at least $50,000. Each director to whom this requirement applies must achieve compliance no later than the fourth anniversary of the annual stockholders’ meeting at which the director is elected for the first time, except that directors serving at the time these guidelines were adopted shall not be subject to the guidelines until the next annual meeting of stockholders at which such director is re-elected and compliance with the requirement shall be required by the second anniversary of the directors re-election. Shares of stock acquired upon the exercise of stock options granted to a director as well as shares of restricted stock held by a director, shall be counted towards satisfaction of the stock ownership guidelines. These stock ownership guidelines, however, shall not apply to directors who are retired from their primary employment and who served in such employment as members of eleemosynary, educational or other similar community, governmental or public service institutions. The Board will evaluate the stock ownership guidelines on an ongoing basis.

Compensation of Directors

Each director who served on the Company’s Board and BankUnited’s Board during fiscal 2004 received a $22,000 annual retainer. Directors serving exclusively on BankUnited’s Board received an annual retainer of $21,000. Except for Messrs. Camner and Ortiz, each director also received an option to purchase 500 shares of Class A Common Stock for each Board meeting. If any director of the Company or BankUnited had more than two unexcused absences from Board meetings during fiscal 2004, that director thereafter received stock option grants for only those meetings which he or she attended. During fiscal 2004, no director had more than two unexcused absences from Board meetings.

During fiscal 2004, directors, except for Messrs. Camner and Ortiz, who were members of a Board committee or of BankUnited’s Community Reinvestment Act Committee, Risk Management Committee or Bank Secrecy Act Committee (“BSA Committee”), received an additional annual retainer and an option to purchase 150 shares of Class A Common Stock for each meeting attended. In fiscal 2004, members of the Audit Committee received a $15,000 annual retainer and the Chair of the Audit Committee received an additional $2,500 annual retainer. Members of the Compensation Committee received a $7,000 annual retainer during fiscal 2004, and members of the Executive Committee received a $7,000 annual retainer. Members of the Corporate Governance and Nominating Committee received a $5,000 annual retainer. Members of BankUnited’s Community Reinvestment Act Committee and BSA Committee each received a $3,000 annual retainer and members of BankUnited’s Risk Management Committee received a $2,000 annual retainer.

In October 2004, the Board of Directors increased the annual retainer to be paid to members of the Audit Committee to $18,000 for fiscal 2005 and approved an increase to the annual retainer to be paid to members of the Compensation Committee to $8,400 for fiscal 2005. In addition, the Board approved an additional retainer of $4,000 for the Chair of the Compensation Committee for serving in such capacity.

Communications with the Board of Directors

Stockholders may contact an individual director or the Board of Directors as a group, or a specified Board Committee or group, including the non-employee directors as a group, by addressing that letter to BankUnited

Financial Corporation, Attention: Board of Directors c/o Corporate Secretary, 255 Alhambra Circle, Coral Gables, Florida 33134. Each communication should specify the applicable addressee or addressees to be contacted.

Communications should be made in accordance with the Company’s Procedures for Stockholder Communications which are posted on the Company’s internet website (www.bankunited.com). The Company generally will not forward to the directors a stockholder communication that it determines to be primarily commercial in nature or that relates to an improper or irrelevant topic, or that requests general information about the Company.

Submission of Stockholder Recommendations for Nominations

The Corporate Governance and Nominating Committee identifies and evaluates possible candidates for the Board of Directors by recommendations from other committee and Board members, senior management and stockholders. It is the policy of the Company and the Corporate Governance and Nominating Committee to consider recommendations for the nomination of directors by eligible Company stockholders in accordance with the conditions described below. If an eligible stockholder would like to recommend a person for the Corporate Governance and Nominating Committee to consider as a nominee for election to the Board of Directors, he or she may submit the recommendation to the Company’s Corporate Secretary in compliance with the procedures for stockholder nominations described in the Company’s Procedures for Stockholders Submitting Nominating Recommendations, which are posted on the Company’s internet website (www.bankunited.com). Stockholders should be aware that it is the general policy of the Company to re-nominate qualified incumbent directors, and that, absent special circumstances, the Corporate Governance and Nominating Committee will not consider other candidates when a qualified incumbent consents to stand for re-election. In order for the recommendation of a stockholder, or group of stockholders to be considered by the committee, the recommending stockholder or group of stockholders must have held at least 10,000 shares of the Company’s Class A Common Stock or a number of shares of Class B Common Stock or Series B Preferred Stock convertible into 10,000 shares of Class A Common Stock for at least one year as of the date the recommendation was made.

The Corporate Governance and Nominating Committee seeks individuals who, among other things, have, in the Committee’s opinion, a reputation for personal and professional integrity, a demonstrated ability, business understanding and judgment that would be beneficial to the Board of Directors, and who would be, in the committee’s opinion, effective, in conjunction with the other directors and nominees to the Board of Directors, in exercising sound judgment and discharging the fiduciary duties owed as a director to the Company and its stockholders, and in fairly and equally serving the long term interests of all of the stockholders. Candidates must have demonstrated achievement in one or more fields of banking, business, professional, governmental, community, scientific, educational or other endeavor deemed praiseworthy by the Committee. The Committee will also consider whether the proposed candidate will have the time to serve, and the requirements of applicable laws and regulations.

An eligible stockholder wishing to recommend a prospective nominee for consideration by the Corporate Governance and Nominating Committee should send notice to BankUnited Financial Corporation, Attention: Corporate Governance and Nominating Committee c/o Corporate Secretary, 255 Alhambra Circle, Coral Gables, Florida 33134. To be considered timely, the notice of recommendation must be made in writing and received by the Corporate Secretary by August 25, 2005. The notice must be made in compliance with the Company’s Procedures for Stockholders Submitting Nominating Recommendations and contain, among other things: (i) the name and address, as they appear in the Company’s books, of the stockholder giving the notice, (ii) the class and number of shares of the Company that are beneficially owned by the stockholder and whether the stockholder has a good faith intention to continue to hold the shares, (iii) a statement indicating the nominee is willing to be nominated and to serve as a director if elected, and (iv) any other information regarding the candidate that the SEC would be required to be included in a proxy statement.

EXECUTIVE COMPENSATION

Annual Compensation

The following table describes the compensation earned by the Chief Executive Officer, and the other four most highly compensated executive officers of the Company and BankUnited, each of whose total annual salary and bonus exceeded $100,000 during fiscal 2004 (the “named executive officers”).

Summary Compensation Table

		Annual Compensation									Long-Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary			Bonus (A)			Other Annual Compensation			Restricted Stock Awards (A)			Securities Underlying Options (#) (B)	All Other Compensation
Alfred R. Camner Chairman of the Board and Chief Executive of the Company and BankUnited	2004 2003 2002	$ $ $	375,000 375,000 337,500		$ $ $	1,970,000 1,668,000 1,278,800	(C) (C) (C)	$ $ $	96,204 56,164 29,227	(D) (D) (D)	$ $ $	2,057,630 4,215,174 751,233	(E) (E) (E)	85,000 150,000 130,176	$ $ $	102,741 102,880 85,222	(F) (F)
Ramiro A. Ortiz President and Chief Operating Officer of the Company and BankUnited	2004 2003 2002	$ $ $	450,000 400,000 59,231	(G)	$ $ $	335,000 160,000 15,000		$	— 51,948 —	(H)	$ $ $	698,494 433,585 405,119	(J) (J) (J)	55,000 105,000 —	$ $	20,271 15,544 —	(F) (F)
Humberto L. Lopez Senior Executive Vice President and Chief Financial Officer of the Company and BankUnited	2004 2003 2002	$ $ $	225,432 205,000 196,250		$ $ $	140,624 125,000 128,000			— — —		$ $ $	353,450 165,535 73,444	(K) (K) (K)	5,000 75,000 30,000	$ $ $	12,688 8,625 6,619	(F) (F)
Abel Iglesias Executive Vice President, Corporate and Commercial Banking, of BankUnited	2004 2003 2002	$ $	291,250 114,548 —	(L)	$ $	135,140 100,000 —	(L)		— — —		$ $	97,650 110,160 —	(M) (M)	— 20,000 —		$3,120 — —	(F)
Robert Green, Executive Vice President, Residential Real Estate, of BankUnited	2004 2003 2002	$ $ $	300,026 253,852 54,895	(N) (N)	$ $ $	100,236 15,000 12,000			—		$ $ $	153,450 8,363 5,551	(O) (O) (O)	2,500 5,000 5,000	$ $ $	10,824 8,424 870	(F) (F)

#	Number of shares granted.
(A)	Annual bonuses are generally paid in the first quarter of each fiscal year, for services rendered during the previous fiscal year. Bonuses paid in the form of restricted stock are included at their fair market value on the dates of grant and reported in the “Restricted Stock Awards” column.
(B)	All information provided relates to option grants. The securities underlying options are shares of Class A Common Stock, Class B Common Stock or Series B Preferred Stock. Each share of Class B Common Stock is convertible into one share of Class A Common Stock, and each share of Series B Preferred Stock is convertible into 1.4959 shares of Class B Common Stock.
(C)	Pursuant to the restructuring of his compensation in April 2002, Mr. Camner agreed to forego one-half of his salary in fiscal 2002 and $300,000 of his salary in each of fiscal 2003, 2004 and 2005, and to accept instead the opportunity to earn performance-based cash compensation for the last two quarters of fiscal 2002 and all quarters of fiscal 2003 through 2005. The entries for “Bonus” for fiscal 2002, 2003 and 2004 include the amounts earned as quarterly performance-based cash compensation. The entries for all three fiscal years also include amounts earned as annual bonuses based on the achievement of annual performance goals set at the beginning of the fiscal year.
(D)	Consists of dividends paid on restricted shares of Series B Preferred Stock.

(E)	For fiscal 2004, this amount includes awards of 10,000 shares of Series B Preferred Stock that vest based on continued service over an eight year period beginning on the second anniversary date of the grant subject to early vesting conditions. Early vesting conditions generally provide that the shares will vest fully in the event of the executive’s death, disability, retirement or early retirement (with the approval of the Compensation Committee), or in the case of Messrs. Camner, Ortiz and Lopez, in the event of a change in control of the Company. Also included in this amount is an award of 50,000 shares of long-term performance-based restricted Series B Preferred Stock which have performance goals and/or restrictions extending over a total of 9 years from the date of grant, and may be forfeited, in whole or in part, if such goals and restrictions are not satisfied. Subject to the early vesting conditions described above, the shares must be earned by the achievement of performance goals over a period commencing on October 1, 2003 and ending on September 30, 2006, and, if the performance goals are met, the shares are subject to vesting based on continued service, over a period of eight years thereafter. Dividends will not be paid or accrued on such shares unless and until the performance goals are met. Does not include 50,000 shares of long-term performance-based restricted Series B Preferred Stock granted in fiscal 2005, which, subject to early vesting conditions, are subject to being earned by the achievement of performance goals in future periods, and, once earned, to vesting over a period of eight years thereafter. Includes, for fiscal 2003, 150,000 shares of long-term performance-based restricted Series B Preferred Stock which were granted subject to performance goals and/or restrictions extending over a total of 14 years from the date of grant, and may be forfeited in whole or in part if such goals and restrictions are not satisfied. The shares were subject to the achievement of performance goals over a period commencing on October 1, 2002 and ending on September 30, 2004. The performance goals were met on all 150,000 shares, and the shares are now subject to vesting over a period of an additional 12 years. Vesting is based on continued service, subject to the early vesting conditions described above. Dividends were not be paid or accrued on such shares until the performance goals were achieved, but dividends are paid during the twelve year vesting period. Also includes for fiscal 2003, awards of 19,398 shares of restricted Series B Preferred Stock which will vest based on continued service over a period of 9 years from the dates of grant, beginning on the second anniversary of the date of grant, subject to the early vesting conditions described above. Includes, for fiscal 2002, an award of 65,000 shares of Series B Preferred Stock made pursuant to the restructuring of Mr. Camner’s compensation in April 2002, net of consideration paid in the form of 19,853 shares of restricted Series B Preferred Stock and 10,667 shares of restricted Class A Common Stock, that were surrendered at fair market value in connection with the award. These shares were subject to the achievement of quarterly performance goals over an eight quarter period from the date of grant and to vesting thereafter over a period of four to five years from the date the goals are deemed achieved, subject to the early vesting conditions described above. At September 30, 2004, Mr. Camner had 268,398 shares of restricted stock with a fair market value of $11,703,625.
(F)	This entry consist of contributions to the 401(K) Profit Sharing Plan for each of the executive officers, in the amounts of $10,719 for Mr. Camner, $10,368 for Mr. Ortiz and the amounts shown in the table for Messrs. Lopez, Iglesias and Green. Also includes for Mr. Camner, cash directors’ fees of $21,083 and insurance premiums of $70,939, and for Mr. Ortiz, insurance premiums of $9,904.
(G)	Partial Period amount. Mr. Ortiz joined the Company and BankUnited in August 2002.
(H)	Includes $44,748 in country club initiation fees and $7,200 for an automobile allowance.
(I)	Intentionally omitted.
(J)	Includes awards of 25,481, 19,925 and 22,759 shares of restricted Class A Common Stock for fiscal 2004, 2003 and 2002, respectively. These awards vest pro-rata over periods ranging from five to seven years from the date of grant, subject to the early vesting conditions described above in footnote E. At September 30, 2004, Mr. Ortiz held 57,386 shares of restricted Class A Common Stock with a fair market value of $1,672,802. Dividends may be paid on the restricted stock.
(K)	Includes awards of 13,000, 7,500 and 4,300 shares of restricted Class A Common Stock for fiscal 2004, 2003 and 2002, respectively, which vest pro-rata over periods ranging from five to seven years from the date of grant, subject to the early vesting conditions described above in footnote E. At September 30, 2004, Mr. Lopez held 25,094 shares of restricted stock with a fair market value of $731,490. Dividends may be paid on the restricted stock.
(L)	Partial Payment Period. Mr. Iglesias joined the Company and BankUnited in May 2003.
(M)	Includes awards of 3,500 and 6,500 shares of restricted Class A Common Stock in each of fiscal 2004 and 2003. These awards vest pro-rata over five or six years from the date of grant, and, except as regards a change in control of the Company, subject to the early vesting conditions described above in footnote E. Early vesting will occur in the event of a change in control, if the executive is involuntarily terminated within 24 months of the change in control. At September 30, 2004, Mr. Iglesias had 9,000 shares of restricted stock with a fair market value of $262,350. Dividends may be paid on the restricted stock.
(N)	Mr. Green became an executive officer in March 2004. In fiscal 2004, Mr. Green received a base salary of $117,933 and incentive fees totaling $182,093. In fiscal 2003, Mr. Green received a base salary of $71,250 and incentive fees totaling $182,602.
(O)	Includes awards of 5,500, 375 and 325 shares of restricted Class A Common Stock for fiscal 2004, 2003 and 2002. These awards vest pro-rata over five or six years from the date of grant, and, except as regards a change in control of the Company, subject to the early vesting conditions described above in footnote E. Early vesting will occur in the event of a change in control, if the executive is involuntarily terminated within 24 months of the change in control. At September 30, 2004, Mr. Green held 6,146 shares of restricted Class A Common Stock, with a fair market value of $179,156. Dividends may be paid on the restricted stock.

Compensation Pursuant to Plans

2004 Stock Option Grants. The following table provides details about stock options granted to the named executive officers during fiscal 2004. In addition, in accordance with the rules of the Commission, the table describes the hypothetical gains that would exist for the respective options based on assumed rates of annual compound stock appreciation of 5% and 10% from the date of grant to the end of the option term. These hypothetical gains are based on assumed rates of appreciation. The Company’s management cautions stockholders and option holders that such increases in values are based upon speculative assumptions and should not inflate expectations of the future value of their holdings. The actual gains, if any, on stock option exercises are dependent on the future performance of the Class A Common Stock, overall stock market conditions, and the named executive officer’s continued employment with the Company and BankUnited. As a result, the amounts reflected in this table may not necessarily be achieved.

OPTION GRANTS IN LAST FISCAL YEAR (A)

	Individual Grants								Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	No. of Securities Underlying Options Granted			Percent of Total Options Granted to Employees in Fiscal Year		Exercise or Base Price Per Share		Expiration Date	5%		10%
	Class A Common #	Class B Common #	Series B Preferred #
Alfred R. Camner			75,000 10,000	7.53 2.79	% %	$ $	43.61 38.97	09/30/2014 04/28/2014	$ $	2,056,721 245,068	$ $	5,212,135 621,050

Ramiro A. Ortiz	50,000 5,000			5.02 0.50	% %	$ $	29.15 26.05	09/30/2014 04/28/2014	$ $	916,614 81,914	$ $	2,322,880 207,585

Humberto L. Lopez	5,000			0.50%			$26.05	04/28/2014		$81,914		$207,585

Abel Iglesias	—			—			—	—		—		—

Robert Green	2,500			0.25%			$22.30	10/28/2013		$35,061		$88,851

#	Number of shares underlying options granted.
(A)	The options permit the holder to purchase the specified number of shares at an exercise price which is at least the fair market value of the underlying stock on the date of grant. The Company did not grant any SARs during fiscal 2004. The options have terms of 10 years from the original date of grant but may terminate sooner upon termination of the holder’s employment or service with the Company or BankUnited. The options vest and become exercisable in equal installments over a period of 6 to 9 years from the date of grant, commencing on the first or second anniversary of the grant date. Subject to certain conditions, options which vest over time become fully vested and immediately exercisable upon the death or disability of the optionee, or in the case of Alfred Camner, Ramiro Ortiz or Humberto Lopez, a change in control of the Company. Options granted to the other named executive officers may also vest in a change in control in the event of the involuntary termination of the named executive officer within 24 months following the change of control. In addition, pursuant to their respective employment agreements with the Company and BankUnited, options granted to Alfred Camner and Ramiro Ortiz may become fully vested and immediately exercisable upon their termination by the Company in certain circumstances. Options are transferable by will or the laws of descent or distribution, pursuant to the designation of a beneficiary, or as approved by the Compensation Committee of the Company in its sole discretion.

2004 Stock Option Exercises. The named executive officers exercised stock options during the 2004 fiscal year as follows:

Option Exercises and Fiscal Year-End Option Value (A)

				Number of Securities Underlying Unexercised Options at September 30, 2004 (#)		Value of Unexercised In-the-Money Options At September 30, 2004 ($)
Name	Shares Acquired On Exercise(#)	Value Realized*		Exercisable	Unexercisable	Exercisable	Unexercisable
Alfred R. Camner	43,629	$757,781	(B)	984,582	404,773	$24,373,861	$5,346,021

Ramiro A. Ortiz	—	—		6,000	154,000	$79,020	$903,980

Humberto L. Lopez	—	—		57,333	109,167	$1,072,127	$1,261,971

Abel Iglesias	—	—		2,000	18,000	$21,580	$170,280

Robert Green	—	—		2,833	9,667	$45,441	$101,407

#	Number of shares. All exercisable and unexercisable options listed are for Class A Common Stock, except that, at fiscal year end, Alfred Camner held exercisable options for 170,457 shares of Class A Common Stock, 394,000 shares of Class B Common Stock and 420,125 shares of Series B Preferred Stock, and unexercisable options for 93,419 shares of Class A Common Stock and 311,354 shares of Series B Preferred Stock on an unconverted basis. See “Annual Compensation—Summary Compensation Table,” Note (B), for information on the convertibility of the Class B Common Stock and the Series B Preferred Stock.
$	Dollar amounts. The fair market value of the Class B Common Stock is based on the September 30, 2004 market price of $29.15 of the Class A Common Stock, which is publicly traded on the Nasdaq National Market. The fair market value of the Series B Preferred Stock is equal to 1.4959 times the market price of the Class B Common Stock.
*	Value Realized. Value realized is the difference between the market price of the stock on the exercise date and the option exercise price multiplied by the number of shares acquired on exercise.
(A)	All information relates to stock options.
(B)	Mr Camner exercised options to purchase 1129 shares of Class A Common Stock and options to purchase 42,500 shares of Class B Common Stock. Mr. Camner used the option gain deferral method of exercising these options, pursuant to which only the number of shares having a value equal to the value realized pursuant to the option exercise, were issued pursuant to the option exercise, and such shares were deferred to a rabbi trust. Pursuant to a deferral agreement between Mr. Camner and the Company, Mr. Camner deferred receipt of the 29,939 shares of Class B Common Stock, valued at $734,404, to a rabbi trust f/b/o Alfred R. Camner.

Executive Employment Agreements

The Company and BankUnited have employment agreements with Alfred Camner, Ramiro Ortiz and, as of December 7, 2004, Humberto Lopez. Abel Iglesias does not have an employment agreement with the Company but has a change in control agreement. At this time, Robert Green has neither an employment agreement nor a change in control agreement with the Company.

The employment agreements establish the duties and compensation of Mr. Camner, Mr. Ortiz and Mr. Lopez and, together with the change of control agreements, are intended to ensure that the Company and BankUnited will be able to maintain stable and competent executive management. The continued success of the Company and BankUnited depend to a significant degree on the skills and competence of such executive management.

Mr. Camner’s employment agreements with the Company and BankUnited were amended and restated effective April 1, 2002, pursuant to the restructuring of his compensation. The restated agreement with the Company has a five-year term which is automatically extended by one additional day each day unless either party elects not to extend the agreement. The agreement with BankUnited has a three-year term which may be extended by the Compensation Committee and BankUnited’s Board.

Under Mr. Camner’s employment agreements with the Company and BankUnited, he received no annual salary for the last 6 months of fiscal 2002, received an annual salary of $375,000 for the fiscal years ended 2003 and 2004 and will receive an annual salary of $375,000 for fiscal 2005. Under the agreements, Mr. Camner may earn additional quarterly cash compensation in fiscal years 2002 through 2005, if pre-established performance goals set by the Compensation Committee for the Company’s performance are met. If the goals are met, the Compensation Committee may award cash compensation ranging from $175,000 to $250,000 for that quarter. In addition, Mr. Camner may receive other cash or stock compensation and perquisites in such amounts, or having such value, as determined by the Compensation Committee of the Board of Directors from time to time. In fiscal 2004, perquisites received by Mr. Camner included reimbursement for the use of a Ford Expedition automobile and country club membership fees. See “Report on Executive Compensation” for additional information on Mr. Camner’s compensation. Mr. Camner is entitled to participate in and receive benefits under any and all employee benefit and compensations plans maintained by and covering similar executives of the Company and BankUnited, including, without limitation, BankUnited’s 401(k) Profit Sharing Plan and BankUnited owned life insurance policies. The agreements also provide that Mr. Camner’s estate or designee shall be the beneficiary of life insurance policies on Mr. Camner’s life in the face amount of at least six million dollars. The employment agreement restricts the manner in which Mr. Camner may exercise his vested options otherwise exercisable and vested options between April 1, 2002 and September 30, 2005, and prohibits him from exercising non-expiring options during that period, if the exercise would create nondeductible compensation under Section 162(m) of the Internal Revenue Code. During the fourth quarter of fiscal 2003, the employment agreement with Mr. Camner also was amended to restrict Mr. Camner’s ability to convert shares of Series B Preferred Stock which he owns into shares of Class B Common Stock.

Mr. Camner’s employment agreements provide for termination by the Company or BankUnited at any time for cause, as defined in the agreements. Mr. Camner will be entitled to receive severance benefits upon termination, unless termination occurs because of discharge for cause, death or disability, or, except in certain circumstances specified in the agreement, voluntary resignation. The severance payments and benefits to which Mr. Camner may become entitled include amounts and benefits which are earned and unpaid at the time of termination, and amounts and benefits which would be earned or paid for the remaining five-year term of the agreement, such as: earned and unpaid compensation and accrued benefits; any benefits to which he is entitled as a former employee under the Company’s employee benefit and compensation plans and programs; continuation of life, health, dental and disability insurance benefits for the remaining term of the agreement or until age 65 whichever is later; lump sum payments for five years of salary (cash or stock), bonus and long-term or short-term incentive compensation, except that this payment shall be for four years of salary, bonus and incentive compensation if a change in control occurs before October 23, 2005; and lump sum payments for the pension benefits and employer defined plan contributions which would have been earned for the remaining term of the agreement. Termination amounts and benefits also include release and payment to Mr. Camner of any and all deferred compensation held by the Company and, in the event of a termination occurring in connection with a change in control, an additional cash payment equal to the value of any restricted stock for which a performance-based vesting requirement has not been met. The Company or Mr. Camner may elect to receive upon the surrender of options issued to Mr. Camner a lump sum payment in an amount equal to the excess of the fair market value of the stock subject to the options over the exercise price of the options. The Company may also elect to pay upon surrender of shares of restricted stock, a lump sum payment equal to the fair market value of such shares. All unvested options and restricted stock will be deemed vested for purposes of the severance payment. In addition, severance payments include continued provision to Mr. Camner, at the expense of the Company and BankUnited, of certain facilities and services comparable to that provided to Mr. Camner prior to termination including, the personal use of a late model automobile comparable to that used by Mr. Camner during his employment, the right to purchase, at book value, the membership in two country clubs which the Company has maintained, the transfer of all life insurance policies that the Company maintains on his life and the continued use of secretarial services, continued subscriptions of financial network information and communications devices that he maintained during his employment.

Payments to Mr. Camner under his employment agreement with BankUnited will be guaranteed by the Company in the event that payments or benefits are not paid by BankUnited. To the extent that payments under the Company’s employment agreement and BankUnited’s employment agreement are duplicative, payments due under the Company’s employment agreement would be offset by amounts actually paid by BankUnited. The employment agreements also provide for the Company and BankUnited to indemnify Mr. Camner for reasonable costs incurred by him as a result of his good faith efforts to defend or enforce the agreements provided that he shall have substantially prevailed on the merits.

Cash and benefits paid to Mr. Camner under the employment agreements together with payments under other benefit plans following a “change in control” of the Company or BankUnited may constitute an “excess parachute” payment under Section 280G of the Internal Revenue Code, resulting in the imposition of a 20% excise tax on the recipient and the denial of the deduction for such excess amounts to the Company and BankUnited. The Company’s employment agreement includes a provision indemnifying Mr. Camner on an after-tax basis for any “golden parachute” excise taxes. Mr. Camner’s employment agreement with the Company provides for the Company to pay him any severance and related payments, such as the “golden parachute” tax indemnification payments, that may not be paid to him by BankUnited due to applicable regulatory restrictions.

In the fourth quarter of fiscal 2004, the Compensation Committee commenced a review, which was ongoing at the time of this Proxy Statement, of Mr. Camner’s employment agreement, with the assistance of an executive compensation consultant and outside legal counsel.

The Company and BankUnited entered into employment agreements with Ramiro Ortiz upon his commencement as President and Chief Operating Officer in August 2002. The agreement with the Company will expire on September 30, 2007, unless sooner terminated, and the agreement with BankUnited was renewed by the Compensation Committee in September 2003 for an additional year expiring on September 30, 2005, but may be renewed by BankUnited’s Board from year to year for up to three additional years.

The agreements originally provided for an aggregate base annual salary of $400,000 subject to annual review and adjustment by the Board. This salary was reviewed and increased to $450,000 for fiscal 2004. Mr. Ortiz does not separately receive director’s fees. Mr. Ortiz may also receive a performance-based annual bonus. Pursuant to Mr. Ortiz’s agreement, the Company granted Mr. Ortiz a stock option to purchase 30,000 shares of the Company’s Class A Common Stock. The stock option was originally subject to performance-based vesting over a period of five years. In November 2003, the Compensation Committee amended the employment agreement to delete the performance goal vesting requirement, and the remaining unvested portion of the option will vest pro-rata over the remainder of the five-year period. Pursuant to the agreement, Mr. Ortiz received, shortly after commencement of employment, a grant of restricted Class A Common Stock having a value of $400,000 on the date of grant, and is entitled to receive, in each of the five succeeding years, grants of restricted Class A Common Stock having a market value of $187,500 on each date of grant. Each of the restricted stock grants will vest pro-rata over a five-year period from the date of grant. The shares of restricted stock granted pursuant to these provisions have been placed in a rabbi trust as they vest, deferring delivery to Mr. Ortiz until the trust is terminated upon the earlier of January 2, 2007, termination of his employment or a change in control. Mr. Ortiz is also entitled to receive the standard benefits available to executives under the Company’s benefit plans, an automobile allowance, country club initiation fees, and an annuity to be purchased on his fifty-fifth birthday.

Mr. Ortiz’s employment agreements may be terminated at any time with or without cause. If termination occurs due to disability, Mr. Ortiz will receive severance benefits that include any compensation or obligations accrued for periods prior to the date of termination, six months of salary to be paid in installments consistent with the Company’s payroll practices and he shall also be entitled to all of his vested benefits under the Company’s employee benefit programs. If Mr. Ortiz is terminated as a result of death, he is entitled to receive any unpaid salary, bonus and benefits accrued and all life insurance proceeds. If Mr. Ortiz is terminated following a change in control, he will receive an amount which equals the greater of either two times salary and bonus, or the amount of salary that would be due from the date of the change in control to the end of the remaining contract term. If Mr. Ortiz is terminated without cause, he is entitled to receive any unpaid salary, and benefits and amounts due to him under his employment agreements, all salary and benefits for the balance of the then effective term of the employment agreements and he is entitled to all of his vested benefits under the Company’s employee benefit programs. Mr. Ortiz’s employment agreements also contain a “gross-up” provision designed to make Mr. Ortiz whole for any withholding and excise taxes which may become payable in connection with termination payments, as well as confidentiality and non-compete commitments by Mr. Ortiz.

On December 7, 2004, the Company and BankUnited entered into employment agreements with Mr. Lopez to serve as Senior Executive Vice President and Chief Financial Officer. The agreement with the Company will expire on December 7, 2007 unless sooner terminated, and the agreement with BankUnited will expire on December 7, 2005, but may be renewed by BankUnited’s Board from year to year for up to two additional years.

Mr. Lopez’s agreement provides for an aggregate base annual salary of $245,000, subject to annual review and adjustment by the Compensation Committee. In addition to salary, Mr. Lopez may receive other cash, stock or stock based compensation from the Company for services rendered at such times and in such amounts as is determined by the Compensation Committee. Mr. Lopez may also receive a performance based annual bonus. Mr. Lopez is also entitled to receive the standard benefits available to executives under the Company’s benefit plans.

Mr. Lopez’s employment agreements may be terminated at any time with or without cause. If termination occurs due to disability, Mr. Lopez will receive severance benefits that include any compensation or obligations accrued for periods prior to the date of termination, six months of salary to be paid in installments consistent with the Company’s payroll practices and he shall also be entitled to all of his vested benefits under the Company’s employee benefit programs. If Mr. Lopez is terminated as a result of death, he is entitled to receive any unpaid salary, bonus and benefits accrued and all life insurance proceeds. If Mr. Lopez is terminated following a change in control, he will receive an amount equal to two times his salary and bonus. If Mr. Lopez is terminated without cause, he is entitled to receive an amount equal to one year of his salary and bonus and he is entitled to all of his vested benefits under the Company’s employee benefit programs. Mr. Lopez’s employment agreements also contain a “gross-up” provision designed to make Mr. Lopez whole for any withholding and excise taxes which may become payable in connection with termination payments, as well as confidentiality and non-compete commitments by Mr. Lopez.

Mr. Iglesias’ change of control agreement does not affect BankUnited’s employment rights or obligations prior to a change in control. Mr. Iglesias’ change of control agreement continues in effect until terminated by the parties or until the termination of his employment. Under his change of control agreement, Mr. Iglesias is entitled to severance pay and benefits if BankUnited terminated his employment for a reason other than disability or cause or if the executive officer terminated his employment for good reason during a period following a change in control of the Company or BankUnited. The lump sum severance payment to Mr. Iglesias would consist of one year’s salary, bonus and other accrued compensation and benefits. Any payments made pursuant to the agreements, however, would be subject to the limitations set forth in Section 280G of the Internal Revenue Code of 1986, as amended.

Report on Executive Compensation

The following report of the Compensation Committee of the Board of Directors regarding compensation of the Company’s and BankUnited’s executive officers, including the Chief Executive Officer, for the fiscal year ended September 30, 2004 is made pursuant to the rules of the Commission. The Company and/or BankUnited shall be referred to as the “Company,” for the purposes of this report. This report shall not be deemed incorporated by reference by any general statement incorporating this Proxy Statement by reference into any filing under the Securities Act of 1933, as emended (the “Securities Act”) or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

General.

The Compensation Committee determined the compensation of the Company’s executive officers for fiscal 2004. The Board ratified the determinations of the Committee with respect to the Chairman and Chief Executive Officer (the “CEO”), the President and Chief Operating Officer (the “COO”) and the Vice Chairman of the Board.

The fiscal 2004 compensation of the Company’s executive officers consisted of salary, cash bonuses, restricted stock and stock options. The Executive Vice President of Residential Lending also received incentive fees on loan production, consistent with industry practices for compensating such officers. In addition, the executive officers received benefits under the Company’s employee benefit plans and policies, in accordance with their terms. In determining executive officer compensation, the Committee does not rely on fixed formulas or measurements, but takes into account both quantitative and qualitative factors.

The Compensation Committee determined the fiscal 2004 salaries of executive officers other than the CEO, after consideration of recommendations made by the CEO and/or the COO. The salary paid by the Company is intended to set a base level of income which takes into account the executive officer’s prior experience, responsibilities and qualifications, tenure with the Company and contributions to the Company’s performance, as well as industry and regulatory standards and competitive factors. The salary of each executive officer other than the CEO and COO was reviewed and increased at the beginning of fiscal 2004, or upon the anniversary of the officer’s appointment, by approximately five to six percent, and the COO’s salary was increased approximately twelve and one-half percent. The salary review process included consideration of individual performance, competitive and industry information, the individual’s overall compensation package and regulatory guidelines. The Committee also considered each executive’s responsibilities and the challenges facing each executive, based on the Company’s plans and goals.

At the beginning of fiscal 2005, the Compensation Committee granted annual bonuses and long-term incentives to executive officers other than the CEO and COO, in connection with fiscal 2004 service and performance. The bonus award opportunities for these executive officers were set early in fiscal 2004, at approximately forty percent of base salary, based on both shared and individual goals for Company performance. The performance measures used included, on a shared goal basis, consolidated net income, and, on an individual basis, specific performance goals related to the executive’s particular business unit. The CEO and COO evaluated achievement of the performance goals after the end of fiscal 2004 and submitted recommendations for cash bonus awards to the Committee. Where deemed appropriate, the recommended bonuses included supplemental discretionary amounts in consideration of the executive’s performance, total compensation and competitive factors. The CEO and COO also made recommendations to the Committee for the grant of long-term incentives consisting of restricted stock and stock options.

The Committee then reviewed and discussed these recommendations with the CEO and COO. In making its determinations, the Committee weighed past bonus and long-term incentive award grants, each executive’s total compensation, individual performance, regulatory guidelines and competitive pressures. With respect to the long-term incentives, the Committee also considered the expense effect on the Company, the desire to provide meaningful incentives to the executives and the more seasoned tenure of the executive team. These long-term incentive awards reflected, in comparison to prior practice, an increased emphasis on granting shares of restricted stock rather than stock options and a change from granting incentive stock options to granting non-qualified stock options. Prior to October 2004, employees and officers other than the CEO were generally granted incentive stock options. The Committee also modified the vesting terms of awards. The vesting term for stock options was reduced to five years commencing on the first, rather than the second anniversary of the date of grant. The vesting term for restricted stock remained at six years, and, for the Chief Financial Officer (“CFO”), at seven years, commencing on the first, rather than the second, anniversary of the date of grant.

The Committee determined the annual cash bonus to be awarded to the COO based on performance goals set by the Committee at the beginning of fiscal 2004. These goals specified bonus award amounts corresponding to various levels of achievement. The performance goals included, among others, target measures for earnings per share, net income, total, core and non-interest bearing deposits, total loan balances, loan production, asset quality, expenses, return on average equity and customer service. After the end of the fiscal year, the CEO and the Committee evaluated the goals in comparison to actual results to determine the amount of the bonus which had been earned. In addition, the Committee exercised its discretion to award the COO a supplemental amount in recognition of extraordinary services and results for the fiscal year. The Committee also granted the COO long-term incentive awards in the form of stock options and restricted stock, upon consideration of the same factors weighed in determining such awards for the other executive officers. The non-qualified stock option granted to the COO vests and becomes exercisable in equal installments over a period of five years commencing on the first anniversary of the date of the grant. The restricted stock grant vests in equal installments over seven years, commencing on the first anniversary of the date of the grant.

Long-term incentives were also granted to certain executive officers during the fiscal year. In April 2004, the Committee granted stock options and restricted stock awards to the CEO, COO, and CFO for their extraordinary services and achievements in connection with the Company’s private offering of its 3.125% Convertible Senior Notes. The highly successful offering took place in February 2004 on an expedited timeframe and provided economical funding for the Company’s continued growth. The restricted stock awards and stock options are subject to vesting in equal installments over a period of nine years in the case of the CEO, and seven years in the case of each of the COO and CFO. Vesting commences on the second anniversary of the date of grant. In June 2004 the Compensation Committee granted stock options and restricted stock awards to two executive officers pursuant to a review of their compensation package on the one year anniversary of their appointment. These awards vest in equal installments over six years, commencing on the second anniversary of the date of grant. In August 2004 an award of restricted stock was made to the COO, pursuant to the terms of his employment agreement, as negotiated upon his joining the Company. This award vests in equal installments over five years commencing on the first anniversary of the date of grant. See discussion under “Executive Employment Agreements.”

The exercise price of stock options is based on the fair market value on the date of grant, determined as the last sale price as shown on the Nasdaq stock market for the date of grant. Except in certain circumstances, stock options and shares of restricted stock subject to vesting are forfeited as to the portion remaining unvested at the date of termination, if the officer’s or employee’s service with the Company terminates prior to completion of the vesting schedule. The vesting schedules are intended to encourage executive officers to make long-term commitments to the Company. However, shares of restricted stock and stock options that have not yet vested or become exercisable may vest and become exercisable before the end of the scheduled vesting term, in the event of the employee’s death, disability, retirement, early retirement (if approved by the Compensation Committee) and, in some cases, a change in control of the Company. Stock options and restricted stock awards granted to the CEO, COO and CFO under the 2002 Stock Award and Incentive Plan will immediately vest and, in the case of stock options, become immediately exercisable, if there is a change in control of the Company. Such awards will vest and become exercisable for all other employees in the event that any successor company does not assume the options or the employee is involuntarily terminated within twenty-four (24) months following the effective date of the change in control.

Chief Executive Officer’s Fiscal 2004 Compensation

The CEO’s compensation for fiscal 2004 consisted of base salary, cash bonuses, restricted stock awards and stock option grants. Cash bonuses to the CEO included an annual bonus as well as quarterly cash bonuses which could be earned only if performance goals specified for each quarter were achieved.

The CEO’s salary, and the range of cash compensation which he could earn each quarter as a performance-based bonus, remained unchanged in 2004 at the levels set in his employment agreement with the Company. This structure for salary and quarterly performance-based compensation was implemented pursuant to the restructuring of the CEO’s compensation in March 2002, when he agreed to forego one-half of his previously determined salary in 2002, and $300,000 of such salary in fiscal years 2003 through 2005. In addition, pursuant to the 2002 restructuring of his compensation, the CEO could earn 8,125 shares of a performance-based restricted stock grant each quarter for a period of eight quarters commencing with the quarter ended June 30, 2002. The grant of restricted stock was made at the time of the 2002 restructuring subject to being earned by the achievement of the quarterly performance goals set by the Committee. If the quarterly performance goals are met, the shares remain restricted and subject thereafter to pro-rata vesting over a period of four to five years. Two quarterly portions of this restricted stock award were available to be earned in fiscal 2004.

For fiscal 2004, the CEO received a salary of $375,000, and earned performance-based cash bonuses of $250,000 for each quarter. In addition, the CEO earned 16,250 shares of restricted stock for the first two quarters of the fiscal year, based on achievement of the pre-set performance goals and subject to vesting over a four to five year period, as described above. The performance goals set for the quarterly cash bonuses and restricted stock required the Company to achieve at least two of four specific performance goals set by the Committee for each quarter. If the goals were not met for a quarter, no compensation would be granted for that quarter, but could later be granted if the goals were met before the end of the fiscal year. The goals included those measures for earnings per share, total assets, total deposits and loan production. The Committee evaluated the performance goals after the end of each quarter, and determined that the goals were met.

The Committee determined the annual cash bonus to be awarded to the CEO based on performance goals set by the Committee at the beginning of fiscal 2004. These goals specified bonus award amounts corresponding to various levels of achievement for the fiscal year. The performance goals included target measures for earnings per share, total and core deposits, total assets, loan production, return on average equity and market capitalization. After the end of the fiscal year, the Committee evaluated the goals in comparison to actual results to determine the amount of the bonus which had been earned.

The Committee granted long-term incentives to the CEO at various times during fiscal 2004, consistent with its philosophy of granting incentives to encourage performance at high levels in the future and to reward extraordinary services rendered in connection with special Company transactions. In October 2003, the Committee granted the CEO a long-term performance-based incentive award of 50,000 restricted shares of Series B Preferred Stock. The grant of restricted shares will be earned only if the Company achieves certain specified performance goals over the period from October 1, 2003 to September 30, 2006. If the performance goals are met, the shares will then be subject to vesting in eight equal installments over a period of eight years commencing on September 30, 2008. Performance goals for the shares are based on targets for criteria including earnings per share, assets, deposits, core deposits, loan production, return on equity and market capitalization. As discussed above, in April 2004, the Committee granted stock options and restricted stock awards to the CEO and other executives for their achievements in connection with the Company’s private offering of its 3.125% Convertible Senior Notes. The CEO was granted 10,000 restricted shares of Series B Preferred Stock and an option to purchase 10,000 shares of Series B Preferred Stock. The restricted stock and stock option are subject to vesting in equal installments over a period of nine years, in eight equal installments commencing on the second anniversary of the date of grant. In September 2004 the Committee awarded the CEO a stock option to purchase 75,000 shares of Series B Preferred Stock. The stock option vests in equal installments over five years, commencing on the first anniversary of the date of grant. All shares of restricted stock and stock options granted to the CEO may become earned, vested and exercisable before the end of the scheduled performance period or vesting term, in the event of the CEO’s death, disability, retirement or early retirement (if approved by the Compensation Committee), or in the event of a change in control of the Company. All stock options granted to the CEO are non-qualified stock options, and have an exercise price based on the estimated fair market value of the stock on the date of grant.

In August 2004, the Committee hired an executive compensation consulting firm to review the CEO’s compensation package and employment agreement. In reviewing the CEO’s compensation for fiscal 2004 and determining such compensation for fiscal 2005, the Committee examined information prepared by the consultants regarding the CEO’s compensation in recent years, CEO compensation at other institutions, the amount of the severance payment which the CEO might receive under his employment agreement with the Company, if the conditions triggering payment of such severance amount were to occur, and the performance of the Company and other institutions. The Committee also reviewed information from the SNL Executive Compensation Review on banks and thrifts regarding CEO compensation and company performance. The Committee noted that approximately eighty-four percent of the CEO’s fiscal 2004 cash compensation, as well as the October 2003 restricted stock grant, was structured to be dependent upon the achievement of performance goals set in advance. The Committee also considered the CEO’s role as a founder and CEO of long tenure with the Company, the Company’s performance and growth during such tenure, the commitment of the CEO to the Company’s future performance, and the importance of his leadership to the continued implementation of the Company’s strategic plan and to the Company’s shareholders. Based on this review, the Committee granted a year-end stock option to the CEO in September 2004, as discussed above, and determined to maintain the CEO’s overall compensation at approximately the same total levels for fiscal 2005 as for fiscal 2004, without increase in salary, cash bonuses or estimated value of long-term incentive grants.

The Internal Revenue Code of 1986, as amended, limits the deductibility for federal income tax purposes of annual compensation paid by a publicly held company to its chief executive officer and its four other highest paid executives for amounts greater than $1 million, unless certain conditions are met. Certain performance-based compensation is not subject to the limitation on deductibility. The limit was not exceeded for any executive officer for fiscal 2004, however, the Committee and the Board reserve the right to use reasonable independent judgment, on a case by case basis, to make nondeductible awards to reward officers and employees for excellent service or to recruit new employees while taking into consideration the financial effects such action may have on the Company.

COMPENSATION COMMITTEE:
Hardy C. Katz, Chairman
Allen M. Bernkrant
Neil H. Messinger, M.D.

REPORT OF THE AUDIT COMMITTEE

The following report of the Audit Committee (for the purposes of this report, the “Committee”) is made pursuant to the rules of the Commission. This report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

The three members of the Committee are named below and are “independent” directors as defined by the rules of the Nasdaq Stock Market. The roles and responsibilities of the Committee are elaborated in a written Committee Charter which is reviewed annually by the Committee. As a result of the review of the Charter in fiscal 2003, the Committee approved and adopted an amended and restated Charter on November 19, 2003. The Committee continues to assess the adequacy of its Charter and may revise it further as necessary and appropriate to reflect corporate governance standards including, but not limited to, those imposed by the Nasdaq Stock Market and Securities and Exchange Commission rules. The Committee, during its fiscal 2004 review of the Charter, decided not to make any changes to the Charter but remains committed to revising and updating the Charter as it deems necessary and appropriate.

Management is responsible for the Company’s financial reporting process including its system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent auditors are responsible for auditing those financial statements. The Committee provides oversight of these financial reporting processes at the Board of Directors level, based on the information that it receives. The Committee’s responsibility is to monitor and review these processes, but that responsibility does not include conducting audits or accounting reviews or procedures. In this context, the Committee has met with management, with and without the independent auditors present, to discuss the Company’s financial statements. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

The Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

The Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Standards Board Standards No. 1, Independence Discussions with Audit Committees), as is currently in effect, and has discussed the independent auditor’s independence with the independent auditor.

Based on the review and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended September 30, 2004 be included in the Company’s Annual Report on Form 10-K for the last fiscal year, for filing with the Securities and Exchange Commission.

The Committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity in accordance with generally accepted accounting principles. The Committee has also relied, without independent verification, on the audit of the Company’s financial statements conducted by the independent auditors. The Committee’s oversight does not provide an independent basis for determining that management has maintained appropriate accounting and financial reporting principles or policies, or internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The Audit Committee’s review does not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards or that the Company’s independent auditors are in fact “independent.”

AUDIT COMMITTEE

Allen M. Bernkrant, Chairman
Hardy C. Katz
Sharon A. Brown

AUDIT FEES

The following table presents fees for professional services rendered by PricewaterhouseCoopers LLP for the audit of the Company’s annual financial statements for the years ended September 30, 2004 and September 30, 2003, and fees billed for other services rendered by PricewaterhouseCoopers LLP during those periods.

	2004	2003
Audit fees (1)	$542,570	$446,050
Audit-Related fees (2)	$68,900	$58,690
Tax fees (3)	$59,250	$188,405
All other fees	—	—

(1)	Audit fees related to the audit of the Company’s annual financial statements for the fiscal years ended September 30, 2004 and 2003, and for the reviews of the financial statements in the Company’s Quarterly Reports on Form 10-Q for those fiscal years as well as consents and comfort letter procedures, registration statements, including in 2004, all audit fees related to the Company’s February 2004 private offering and resale registration of convertible senior notes due 2034, and reports to regulatory agencies. For fiscal 2003, this amount includes, among other things, all audit fees related to the Company’s May 2003 secondary public stock offering.
(2)	Audit-Related fees related to accounting and auditing services in connection with the audit of the Company’s 401(k) Profit Sharing Plan and other attestation services.
(3)	Tax fees related to federal and state tax related services.

The Audit Committee has concluded that the provision of the non-audit services listed above is compatible with maintaining the independence of PricewaterhouseCoopers LLP.

The Audit Committee has adopted a written policy setting forth specific policies and procedures for pre-approving all non-audit work performed by PricewaterhouseCoopers LLP (the “Audit Committee Pre-Approval Policy”). Specifically, the Audit Committee Pre-Approval Policy permits the use of PricewaterhouseCoopers LLP in connection with a variety of audit-related, tax and other non-audit services. In each case, Company management is required to report specific engagements to the Audit Committee on a timely basis, and the Audit Committee has required PricewaterhouseCoopers LLP to obtain its specific pre-approval when the aggregate amount of all pre-approved services provided to the Company exceeds $15,000. The Audit Committee did not approve services pursuant to paragraph (c)(7)(i)(C) of Rule 2-01 of Regulation S-X.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

As described above under “Election of Directors—Meetings and Committees of the Board of Directors,” the members of the Compensation Committee during fiscal 2004 were Hardy C. Katz, Allen M. Bernkrant and Dr. Neil H. Messinger. None of these directors is or has been an officer or employee of the Company or any of its subsidiaries. Radiology Associates of South Florida, P.A., of which Dr. Neil Messinger is the Chairman, has established two lines of credit with BankUnited in the ordinary course of business. These credits are subject to the restrictions described below in the section entitled “Certain Relationships and Related Transactions.”

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

From time to time, BankUnited, as an insured depository institution as defined under Section 3 of the Federal Deposit Insurance Act, makes loans in the ordinary course of its business as a financial institution to directors, officers and employees of the Company and BankUnited, as well as to members of their immediate families and affiliates, to the extent consistent with applicable laws and regulations. All of such loans are and have been made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, do not involve more than the normal risk of collectibility or present other unfavorable features, and are subject to restrictions on lending to insiders under Section 22(h) of the Federal Reserve Act. As part of BankUnited’s employee benefits program, discounted rates and fees are available to all eligible employees, including executive officers, on selected residential mortgage loans on primary residences that are owner-occupied by the employee and certain consumer credit products, in accordance with the provisions of the BankUnited Employee Loan Policy. Eligible associates are those employees, including executive officers, who have completed 90 days of service with BankUnited, and met certain other conditions.

During the 2004 fiscal year, the Company and BankUnited retained the law firm of Camner, Lipsitz and Poller, Professional Association, as general counsel. Alfred R. Camner, Chief Executive Officer and Chairman of the Board of the Company and BankUnited, is the Senior Managing Director of Camner, Lipsitz and Poller, P.A. During the 2004 fiscal year, the Company paid Camner, Lipsitz and Poller approximately $3.6 million in legal fees allocable to loan closings, foreclosures, litigation, corporate and other matters. A substantial portion of the fees allocable to mortgage loan closings are reimbursed by borrowers.

During the 2004 fiscal year, Head-Beckham AmerInsurance Agency, Inc. (“Head-Beckham”) received approximately $169,000 in commissions on premiums paid for the Company’s and BankUnited’s directors’ and officers’ liability, banker’s blanket bond, commercial multi-peril and workers’ compensation insurance policies. Marc Jacobson, a director of the Company and BankUnited, is a senior vice president and member of the Board of Directors of Head-Beckham. During fiscal 2004, American Central Insurance Agency (“American Central”), of which Mr. Jacobson’s wife is the president and owner, received approximately $131,000 in commissions on premiums paid for health and dental insurance policies obtained by the Company and BankUnited through that agency. The Company believes that the commissions and premiums paid on policies obtained through Head-Beckham and American Central are comparable to those that would be paid for policies obtained through unaffiliated agencies.

Lauren Camner, a director of the Company and BankUnited, is employed by the Company and BankUnited as its Senior Vice President, Investor Relations and Alternative Delivery Channels and was paid approximately $110,169 during fiscal 2004 for these services. Ms. Camner is the daughter of the Company’s Chairman and Chief Executive Officer, Alfred R. Camner.

STOCK PRICE PERFORMANCE GRAPH

The following graph presents a comparison of the cumulative total stockholder return on the Company’s Class A Common Stock with that of the (i) Nasdaq Stock Market Index, (ii) the Dow Jones Savings and Loan Associations Index, and (iii) the selected peer group used for 2004 (the “2004 Peer Group”), over the five year period commencing September 30, 1999. The Company has selected the Dow Jones Savings and Loan Associations Index because, due to acquisitions, the companies remaining in the 2004 Peer Group no longer constitute or provide stockholders with, in the opinion of the Company, a representative or meaningful comparison as a result of its size. The 2004 Peer Group includes the following financial institutions: BankAtlantic Bancorp, Inc., Federal Trust Corporation, FFLC Bancorp, Inc., Fidelity Bankshares, Inc., Harbor Florida Bancshares, Inc., Pointe Financial Corporation, and Seacoast Banking Corporation. Additionally, in October 2004 the prospective acquisition of Pointe Financial Corporation was announced and is expected to further reduce the number of institutions in the 2004 Peer Group.

This graph assumes that $100 was invested on September 30, 1999 in the Company’s Class A Common Stock and in the other indices, and that all dividends were reinvested. The stock price performance shown below is not necessarily indicative of future price performance.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG BANKUNITED FINANCIAL CORPORATION, THE NASDAQ STOCK MARKET (U.S.) INDEX

AND THE DOW JONES US SAVINGS & LOAN ASSOCIATIONS INDEX

*	$100 invested on 9/30/99 in stock or index- including reinvestment of dividends. Fiscal year ending September 30.

	Cumulative Total Return
	9/99	9/00	9/01	9/02	9/03	9/04
BANKUNITED FINANCIAL CORPORATION	100.00	92.91	184.82	200.94	267.09	367.24
NASDAQ STOCK MARKET (U.S.)	100.00	159.85	56.32	49.18	58.43	65.29
DOW JONES US SAVINGS & LOAN ASSOCIATIONS	100.00	129.87	178.50	173.57	227.59	262.96
2004 PEER GROUP	100.00	98.04	150.12	176.97	251.65	317.52

This graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of November 23, 2004 (except where a different date is indicated) concerning (i) each director of the Company; (ii) each of the named executive officers; (iii) all directors and executive officers of the Company and BankUnited as a group; and (iv) each other person known to management of the Company to be the beneficial owner, as such term is defined in Rule 13d-3 under the Exchange Act, of more than 5% of the outstanding shares of any class of the Company’s voting securities, according to filings by such persons with the SEC or other information provided to the Company by such persons (see Note 13 below). The table includes only those options which may be exercised within 60 days and, therefore, does not include certain options granted to executive officers, which generally become exercisable over a period of several years. The address of each director and named executive officer listed in the table is 255 Alhambra Circle, Coral Gables, Florida 33134, unless otherwise indicated.

Name and Address	Amount and Nature of Beneficial Ownership Of Series B Preferred Stock (1)		Percent of Series B Preferred Stock Outstanding	Amount And Nature of Beneficial Ownership of Class B Common Stock(1)		Percent of Class B Common Stock Outstanding	Amount And Nature of Beneficial Ownership of Class A Common Stock(1)		Percent of Class A Common Stock Outstanding
Directors and Named Executive Officers:
Tod Aronovitz	—		—	—		—	5,623	(2)	*
Allen M. Bernkrant	23,560		2.8%	37,860		7.3%	148,724	(2)(3)	*
Lawrence H. Blum	23,560		2.8%	65,856		12.7%	346,317	(2)(3)(7)	1.2%
Sharon A. Brown	—		—	—		—	12,250	(2)	*
Alfred R. Camner	1,182,237	(4)(5)(7)(8)	91.4%	2,577,458	(4)(5)(6)(7)(8)	97.4%	2,806,849	(2)(4)(5)(6)(7)(8)	8.6%
Lauren Camner	1,244		*	1,861		*	26,454	(2)(7)	*
Robert Green	—		—	—		—	9,866	(2)(7)	*
Abel Iglesias	—		—	—		—	12,000	(2)(7)	*
Marc D. Jacobson	10,000		1.2%	44,040		8.8%	182,532	(2)(3)	*
Hardy C. Katz	—		—	—		—	26,100	(2)(3)	*
Humberto L. Lopez	—		—	—		—	103,583	(2)(7)	*
Neil H. Messinger	—		—	—		—	59,625	(2)(3)	*
Ramiro A. Ortiz	—		—	—		—	80,525	(2)(7)(9)	*
Albert E. Smith	—		—	—		—	5,500	(2)	*
All Current Directors and Executive Officers of the Company and BankUnited as a group (22 persons)	1,240,601	(4)(5)	95.9%	2,727,076	(4)(5)(6)(7)	99.7%	3,914,278	(2)(3)(4)(5)(6)(7)(9)	11.8%

Other 5% Owners:
Earline G. Ford 255 Alhambra Circle Coral Gables, Florida 33134	—		—	194,000	(10)	28.6%	255,107	(10)	*
Charles B Stuzin 220 Alhambra Circle Coral Gables, Florida 33134	23,560		2.8%	35,243		6.8%	84,772	(3)	*
Westport Asset Management, Inc. Westport Advisers, LLC 235 Riverside Avenue Westport, CT 06880	—		—	—		—	1,969,825	(11)	6.6%
EARNEST Partners, LLC 75 Fourteenth Street Atlanta, Georgia 30309	—		—	—		—	4,771,123	(12)	16.0%

*	Less than 1%

(1)	The nature of the reported beneficial ownership is unshared voting and investment power unless otherwise indicated in the footnotes to this table. Beneficial ownership reported for each class shown includes shares issuable upon conversion of shares of other classes of stock, shares which may be acquired upon the exercise of options exercisable within 60 days, and shares owned jointly or indirectly with or through a family member, trust, corporation, partnership or other legal organization. Each share of Series B Preferred Stock is convertible into 1.4959 shares of Class B Common Stock, and each share of Class B Common Stock is convertible into one share of Class A Common Stock. Beneficial ownership is not indicative of voting power. Each share of Series B Preferred Stock has two and one-half votes, each share of Class B Common Stock has one vote and each share of Class A Common Stock has one-tenth vote.
(2)	Includes shares of Class A Common Stock which may be acquired by the following persons, in the amounts indicated, through the exercise of options exercisable within 60 days: Tod Aronovitz, 2,000; Allen Bernkrant, 66,699; Lawrence Blum, 147,615; Sharon A. Brown, 11,750; Alfred Camner, 226,475; Lauren Camner, 15,583; Robert Green, 3,666; Abel Iglesias, 2,000; Marc Jacobson, 50,344; Hardy Katz, 24,600; Humberto Lopez, 75,333; Neil Messinger, 48,507; Ramiro Ortiz, 6,000; Albert E. Smith, 5,500; and current directors and executive officers as a group, 716,141.
(3)	Includes, for each of the following persons, shares that are jointly or indirectly owned with others in approximately the amounts indicated: Allen Bernkrant, 33,159; Lawrence Blum, 85,301; Marc Jacobson, 12,582; Hardy Katz, 1,500; Neil Messinger, 3,286; and Charles Stuzin, 6,373.
(4)	Includes 440,021 shares of Series B Preferred Stock (convertible into 658,227 shares of Class B Common Stock, that are convertible into the same number of shares of Class A Common Stock) which may be acquired by Alfred Camner through the exercise of options exercisable within 60 days.
(5)	Series B Preferred Stock includes 8,971 shares (convertible into 13,419 shares of Class B Common Stock that are convertible into the same number of shares of Class A Common Stock) of which the stockholder has indirect beneficial ownership and 26,720 shares (convertible into 39,970 shares of Class B Common Stock that are convertible into the same number of shares of Class A Common Stock) that are held in an irrevocable grantor’s trust established by the Company of which Mr. Camner is the sole beneficiary; and Class B Common Stock includes 155,082 shares (convertible into 155,082 shares of Class A Common Stock) of which the stockholder has indirect beneficial ownership and 53,199 shares (convertible into 53,199 shares of Class A Common Stock) that are held in the irrevocable grantor’s trust referenced above. Class B Common Stock does not include 194,000 shares subject to options held by Mrs. Earline Ford, which Mr. Camner has a right of first refusal to purchase if Mrs. Earline Ford decides to exercise the options and sell the underlying shares.
(6)	Includes 394,000 shares of Class B Common Stock (convertible into 394,000 shares of Class A Common Stock) which may be acquired through the exercise of options exercisable within 60 days.
(7)	Includes, for each of the following persons, restricted stock grants of Class A Common Stock, in the amounts indicated, which were made in the 2005 fiscal year for fiscal 2004 performance: Humberto Lopez, 8,000; Ramiro Ortiz, 14,000, Abel Iglesias, 3,500; Lauren Camner, 900; Lawrence Blum, 3,000; and Robert Green, 5,500. Except for those granted to Alfred Camner, Ramiro Ortiz and Humberto Lopez, the shares vest and become unrestricted over a period of six years from the date of grant, commencing on the first anniversary of the date of grant. Messrs. Ortiz and Lopez’s shares vest and become unrestricted over a period of seven years from the date of grant, commencing on the first anniversary of the date of grant. Also included in this amount is an award to Alfred Camner of 50,000 shares of long-term performance-based restricted Series B Preferred Stock granted in fiscal 2005, which, subject to the early vesting conditions described earlier (See footnote E to the Summary Compensation Table), must be earned by the achievement of performance goals in future periods, and, once earned, to vesting over a period of eight years thereafter. Dividends will not be paid or accrued on such shares unless and until the performance goals are met.
(8)	Alfred Camner holds options to purchase an additional 52,279 shares of Class A Common Stock and 291,458 shares of Series B Preferred Stock (convertible into 435,992 shares of Class B Common Stock and a like amount of Class A Common Stock), which options are not exercisable within 60 days from November 23, 2004.
(9)	This amount includes 10,729 shares of Class A Common Stock that are held in an irrevocable grantor’s trust established by the Company of which Mr. Ortiz is the sole beneficiary.
(10)	Includes options to purchase 194,000 shares of Class B Common Stock (convertible into 194,000 shares of Class A Common Stock), 36,228 shares of Class A Common Stock and options to purchase 24,879 shares of Class A Common Stock. Earline Ford has granted Alfred Camner a proxy to vote any and all shares of Class B Common Stock which she may own in the future and a right of first refusal to purchase shares of Class B Common Stock acquired upon the exercise of options, if she desires to sell the shares.
(11)	Based upon information received from the holder as of December 1, 2004. Westport Asset Management, Inc., is a registered investment advisor managing assets for various pension funds, foundations and endowments. Westport Advisors LLC, is also an investment advisor registered under Section 203 of the Investment Advisors Act of 1940 and serves as an investment manager of two publicly traded mutual funds. Westport Asset Management, Inc. and Westport Advisors LLC are collectively referred to in this footnote as “Westport.” As of December 1, 2004, Westport had sole voting and sole dispositive power of 1,088,700 shares of Class A Common Stock; shared voting power of 508,125 shares of Class A Common Stock; and shared dispositive power of 888,125 shares of Class A Common Stock. These numbers reflect client holdings for both affiliated investment advisors and Westport disclaims beneficial ownership of these shares.
(12)	According to the Schedule 13G/A filed by EARNEST Partners, LLC on December 13, 2004. EARNEST Partners, LLC reported that it had sole voting power of 2,907,830 shares of Class A Common Stock; sole dispositive power of 4,771,123 shares of Class A Common Stock; and shared voting power of 1,112,315 shares of Class A Common Stock. EARNEST Partners, LLC reported that none of its client’s interest relates to more than five percent of the Class A Common Stock.
(13)	During the fiscal year, First Manhattan Co. reported that it owned more than five percent of the Company’s Class A Common Stock. The Company was recently informed by First Manhattan Co. that as of December 1, 2004, it held less than five percent of the Company’s Class A Common Stock.

MISCELLANEOUS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s executive officers, directors and persons who own more than 10% of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the Commission and the National Association of Securities Dealers, Inc. Executive officers, directors and 10% stockholders are required by regulation to furnish the Company with copies of all such Section 16(a) filings made. The Company believes that, during the fiscal year ended September 30, 2004, its executive officers, directors and holders of more than 10% of the Company’s Class A Common Stock timely filed their reports with the SEC.

Independent Auditors

The Audit Committee selected and hired the accounting firm of PricewaterhouseCoopers LLP to audit the Company’s financial statements for the 2005 fiscal year. PricewaterhouseCoopers LLP audited the Company’s financial statements for the 2004 fiscal year. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions from stockholders.

Stockholder Proposals

Proposals of stockholders intended to be presented at the Company’s next annual stockholders meeting must be in writing and be received by the Secretary of the Company at its executive offices, 255 Alhambra Circle, Coral Gables, Florida 33134, no later than August 25, 2005 for inclusion in the Company’s proxy statement relating to such meeting, subject to applicable rules and regulations.

For any proposal that is not intended for inclusion in next year’s proxy statement (as described in the preceding paragraph) but is instead sought to be presented directly at next year’s annual meeting, Commission rules permit the proxy holders to vote proxies in their discretion if the Company does not receive notice of the proposal prior to the close of business on November 10, 2005. Notices of intention to present proposals at the next annual meeting should be addressed to the Company’s Secretary, 255 Alhambra Circle, Coral Gables, Florida 33134.

By Order of the Board of Directors

ALFRED R. CAMNER
Chairman of the Board and
Chief Executive Officer

December	17, 2004

BANKUNITED FINANCIAL CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints ALFRED R. CAMNER and LAWRENCE H. BLUM, or any one of them with full power of substitution, proxies to vote at the Annual Meeting of Stockholders of BankUnited Financial Corporation (the “Company”) to be held on January 24, 2005 at 11:00 a.m., local time, and at any adjournment thereof, hereby revoking any proxies heretofore given, to vote all shares of Class A Common Stock of the Company held or owned by the undersigned as directed on the reverse side of this proxy card, and in their discretion upon such other matters as may come before the meeting.

(To be signed on Reverse Side)	SEE REVERSE SIDE

☐ Please mark your votes as in this example.

1. Proposal One—Election of Directors.

Nominee:	Class III	For	Withheld

	Alfred R. Camner	☐	☐
	Allen M. Bernkrant	☐	☐
	Neil H. Messinger	☐	☐

Nominee:	Class I	For	Withheld

	Tod Aronovitz	☐	☐

Nominee:	Class II	For	Withheld

	Lauren Camner	☐	☐
	Albert E. Smith	☐	☐

Proposal One will be voted on with the Class B Common Stock and the Noncumulative Convertible Preferred Stock, Series B.

Please mark, sign, date and return this Proxy card promptly, using the enclosed envelope.

This Proxy is revocable and when properly executed will be voted in the manner directed by the undersigned stockholder, UNLESS CONTRARY DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” THE PROPOSALS.

Signature	Date	Signature	Date
Signature if held jointly

Note: Please sign exactly as your name(s) appears hereon. When signing in a representative capacity, please give title.

BANKUNITED FINANCIAL CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints ALFRED R. CAMNER and LAWRENCE H. BLUM, or any one of them with full power of substitution, proxies to vote at the Annual Meeting of Stockholders of BankUnited Financial Corporation (the “Company”) to be held on January 24, 2005 at 11:00 a.m., local time, and at any adjournment thereof, hereby revoking any proxies heretofore given, to vote all shares of Class B Common Stock of the Company held or owned by the undersigned as directed on the reverse side of this proxy card, and in their discretion upon such other matters as may come before the meeting.

(To be signed on Reverse Side)	SEE REVERSE SIDE

☐ Please	mark your votes as in this example.

1. Proposal One—Election of Directors.

Nominee:	Class III	For	Withheld

	Alfred R. Camner	☐	☐
	Allen M. Bernkrant	☐	☐
	Neil H. Messinger	☐	☐

Nominee:	Class I	For	Withheld

	Tod Aronovitz	☐	☐

Nominee:	Class II	For	Withheld

	Lauren Camner	☐	☐
	Albert E. Smith	☐	☐

Proposal One will be voted on with the Class A Common Stock and the Noncumulative Convertible Preferred Stock, Series B.

Please mark, sign, date and return this Proxy card promptly, using the enclosed envelope.

This Proxy is revocable and when properly executed will be voted in the manner directed by the undersigned stockholder, UNLESS CONTRARY DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” THE PROPOSALS.

Signature	Date	Signature	Date
Signature if held jointly

Note: Please sign exactly as your name(s) appears hereon. When signing in a representative capacity, please give title.

BANKUNITED FINANCIAL CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints ALFRED R. CAMNER and LAWRENCE H. BLUM, or any one of them with full power of substitution, proxies to vote at the Annual Meeting of Stockholders of BankUnited Financial Corporation (the “Company”) to be held on January 24, 2005 at 11:00 a.m., local time, and at any adjournment thereof, hereby revoking any proxies heretofore given, to vote all shares of Noncumulative Convertible Preferred Stock, Series B of the Company held or owned by the undersigned as directed on the reverse side of this proxy card, and in their discretion upon such other matters as may come before the meeting.

(To be signed on Reverse Side)	SEE REVERSE SIDE

☐ Please mark your votes as in this example.

1. Proposal One—Election of Directors.

Nominee:	Class III	For	Withheld

	Alfred R. Camner	☐	☐
	Allen M. Bernkrant	☐	☐
	Neil H. Messinger	☐	☐

Nominee:	Class I	For	Withheld

	Tod Aronovitz	☐	☐

Nominee:	Class II	For	Withheld

	Lauren Camner	☐	☐
	Albert E. Smith	☐	☐

Proposal One will be voted on with the Class A Common Stock and the Class B Common Stock.

Please mark, sign, date and return this Proxy card promptly, using the enclosed envelope.

This Proxy is revocable and when properly executed will be voted in the manner directed by the undersigned stockholder, UNLESS CONTRARY DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” THE PROPOSALS.

Signature	Date	Signature	Date

Signature if held jointly Note: Please sign exactly as your name(s) appears hereon. When signing in a representative capacity, please give title.